Exhibit 99.1

Learn CW Investment Corporation Receives Noncompliance Notification from the New York Stock Exchange Due to Failure to Maintain a Minimum of 300 Public Stockholders on a Continuous Basis

Los Angeles, California, January 20, 2023 – Learn CW Investment Corporation (the “Company”) announced it had received a notification dated January 13, 2023 from the New York Stock Exchange (the “NYSE”) informing the Company that, because the number of public stockholders is less than 300, the Company is not in compliance with Section 802.01B of the NYSE Listed Company Manual (the “Listing Rule”). The Listing Rule requires the Company to maintain a minimum of 300 public stockholders on a continuous basis. The NYSE notification letter specifies that the Company has 45 days (the “Compliance Plan Due Date”) to submit a plan that demonstrates how the Company expects to return to compliance with the Listing Rule within 18 months of receipt of the notice. The plan will be reviewed by the Listings Operations Committee (the “Committee”) of the NYSE. The Committee will either accept the plan, at which time the Company will be subject to quarterly monitoring for compliance with this plan, or the Committee will not accept the plan and the Company will be subject to suspension and delisting procedures.

The Company intends to submit a plan by the Compliance Plan Due Date.

About the Company

Learn CW Investment Corporation is a blank check company formed as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release may include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement, as amended from time to time, and the prospectus relating to the Company’s initial public offering filed with the SEC. Such forward-looking statements include the separate trading of the Company’s Class A ordinary shares and redeemable warrants. The Company expressly disclaims any obligations or undertakings to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Media Requests

Learn CW Investment Corporation

Charlotte Jerbic
Info@LearnCWInvestmentCorp.com
+1-424-324-2990